                                                                   EXHIBIT 10.34


[TECHTEAM LETTERHEAD]



March 5, 1996

Mr. Mark Lutchen
Chief Information Officer
Price Waterhouse
1177 Ave. of the Americas
New York, NY 10036

Dear Mr. Lutchen

National TechTeam, Inc. (thereafter "NTT") is excited that Price
Waterhouse LLP (hereafter PW) has decided to pursue negotiations with NTT in connection with its possible selection as the provider of Help Desk Services for PW.

I am confident that our mutual interests will be met through the on-going cohesive relationship that we have already begun and are continuing to work on as we work together to seek to define the various processes, procedures and needs which have the goal of providing Help Desk Service to PW by NTT if and when NTT is selected to do so.

This Letter of Understanding shall serve as the basis of our mutual understanding, consistent with the terms of the Request for Proposal by PW, and the formal response by NTT, for the services to be provided pursuant to this Letter during discussions by the parties about a possible definitive agreement covering more extensive services.

NTT SERVICES TO BE PROVIDED

    - Fundamental and Intermediate support as defined on Page 2 of the NTT response to Request for Proposal until such time as PW shall provide one or more formal written requests to NTT upon which basis NTT will expand, reduce or cancel these support services.
    - Master Service Support to be provided at a rate of $19.00 per incident until such time as PW shall provide one or more formal written requests to NTT upon which basis Master Support is to be defined, expanded, reduced or canceled, and the cost of delivery of said service support shall be determined or adjusted by NTT.
    - NTT will provide all Infrastructure (facility, equipment, tools, shrink wrap software, telecom and datacom).
    - Delivery of the services to be provided no sooner than February 15, 1996 and no later than February 28, 1996. NTT and PW currently plan to launch the support services on February 28, 1996.
    - All other services to be provided consistent with the terms of the NTT response to the PW Request for Proposal.

Price Waterhouse
Letter Of Intent
March 5, 1996

         REPORTS:

         UPON INITIAL LAUNCH OF THE PROJECT NTT WILL DELIVER THE FOLLOWING ACD REPORTS MONTHLY:

         -        Number of calls offered
         - Number of calls answered and escalated based on calls offered minus calls abandoned
         -        Number of calls abandoned
         -        Average queue time once call enters our technician queue
         -        Average talk time
         -        Number of outbound calls and average talk time
         -        Average wait before abandon
         -        Call arrival patterns

FEES DUE NTT FOR FUNDAMENTAL AND INTERMEDIATE SERVICES

    - One Time Start-Up Cost -- $48,000.00 (billable upon execution of this Letter of Understanding)
    - Additional Start-Up Fees -- PW agrees to pay additional fees for additional start-up requirements only in the event that NTT has provided PW with a written needs analysis including a requirements definition and a cost analysis and has gained an approval from PW to proceed and, if such an approval is obtained, PW agrees to reimburse NTT either in whole, or in part in the event the parties decide not to execute the agreement for the expenditures based upon a mutual assessment by PW and NTT of the effort expended.
    - Per User Per Subscription -- $10.50 per month (billed consistent to the roll-out schedule referenced in the fax dated 1/14/96, a copy of which is attached hereto.
    - Hour of Operation are 6:00 a.m. -- Midnight, Eastern Standard Time, Monday through Friday excluding holidays. Outside of these hours -- $19.00 per incident,unlimited duration.

NTT and PW mutually agree not to issue any press release or otherwise disclose the terms or conditions or existence of this Letter of Understanding or any subsequent agreement(s) without prior consent of the other party.

The term of this Letter of Understanding shall inure to the benefit of PW and NTT and shall not be assignable without the consent of the other party. Said assignment shall not be unreasonably withheld.

The term of this Letter of Understanding is temporary and shall be obligatory to PW and NTT only until such time as the formal agreement is executed or the parties decide not to execute the agreement.

Price Waterhouse
Letter of Intent
March 5, 1996

Except with respect to (i) NTTs obligation to provide the services and resources set forth above and its obligations to protect confidential information of PW in accordance with the nondisclosure agreement executed by it on February 14, 1996, and (ii) PWs obligation to make payments for services and resources of NTT as provided above, neither party will have any legal or other obligation to the other arising out of or in connection with the subject matter of this Letter of Understanding or to enter into or pursue any business or other relationship with the other party unless and until the parties have negotiated and executed a mutually satisfactory definitive agreement covering the services, resources, payments, and other obligations of the parties (the "Definitive Agreement"). Either party may terminate this Letter of Understanding for any reason or for no reason upon 15 days prior written notice to the other party. Unless the Definitive Agreement is executed by the parties on or before April 30, 1996, or a later date mutually agreed upon, regardless of the reason for such Definitive Agreement not having been so executed, this Letter of Understanding shall expire. Upon termination or expiration of this letter agreement, NTT shall return to PW all confidential information and other property of PW then in its possession or control.

Signatories:
                                                    Agreed and Accepted
National TechTeam, Inc.                             Price Waterhouse LLP


Jonathan D. Ahlbrand                                Mark D. Lutchen/CIO
- ---------------------------                         --------------------------

     3-5-96                                                3-5-96
- ---------------------------                         --------------------------
Date                                                        Date

                                  HELP DESK
                          SUPPORT SERVICES AGREEMENT


This Agreement, made this ___________day of ____________________, 1995,
("Effective Date") by and between Price Waterhouse LLP (hereafter "Price Waterhouse LLP") a registered limited liability partnership organization under an agreement governed by the laws of the State of Delaware having an office at 3109 West Dr. M.L. King, Jr. Blvd,. Tampa, FL. 33607-6215 and National TechTeam, Inc., hereafter "TechTeam," having its principal place of business at 22000 Garrison Avenue, Dearborn, Michigan 48124.

BACKGROUND

1. Price Waterhouse LLP wishes to provide a technical support "Help Desk" to its end users for a certain set of computer equipment and software products via a 1-800 number telephone support "hotline."

2. Price Waterhouse LLP issued a Request for Proposal ("RFP") soliciting bids for the Help Desk Services and TechTeam responded with its Response to Request for Proposal, dated August 31, 1995 ("Proposal").

3. Price Waterhouse LLP desires that TechTeam provide the Help Desk services described in the Proposal in accordance with the capabilities attested to in the RFP and of this Agreement.

4. TechTeam has warranted and represented to Price Waterhouse LLP that TechTeam is capable of performing the Help Desk services described in the Proposal on the terms and conditions set out herein and in the attached TechTeam's Response to Price Waterhouse LLP's Request For Proposal which is incorporated as an integral part of this agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:

1.    INTERPRETATION

1.01  Definitions. As used herein:

      1.01.1 "Agreement" means this Support Services Agreement including any Schedules and Exhibits attached hereto.

      1.01.2 "Product(s)" means the set of products listed in Schedule "A" hereto.

      1.01.3 "Support Services" means Help Desk services described in Schedule "A" hereto to be provided by TechTeam hereunder.

1.02 Schedules. The following Schedules are appended to and from part of this Agreement.

       Schedule "A" Support Services to be performed (Products, Support Services and Reports)

1.03 Exhibits. The following Exhibits are appended to and form an integral part of this Agreement:

       Exhibit "1"     Staffing Worksheet
       Exhibit "2"     Call Monitoring Evaluation Form
       Exhibit "3"     Telecommunications and Start-up fees
       Exhibit "4"     Non-Disclosure Agreement
       Exhibit "5"     Changes to Support Services Form


2.     SUPPORT SERVICES

2.01 Support Services. Commencing on the 28th day of February, 1996 and until this Agreement is terminated in accordance with Section 11, TechTeam shall provide the Support Services set forth in Schedule "A" for the Products 24 hours a day, 7 days a week, all days of the year according to the fee structure set forth in Schedule "A"

2.02 Changes to Support Services. During the term of this Agreement, Price Waterhouse LLP may request changes in the type or delivery of Support Services set forth in Schedule "A". All Price Waterhouse LLP's requests for changes to Schedule "A" shall be submitted to TechTeam in writing using the agreed upon "Changes to Support Services Form, Exhibit "5." TechTeam shall use reasonable business and professional judgment to determine if the change requested by Price Waterhouse LLP materially increases or decreases the effort required by TechTeam to provide the Support Services as outlined in Schedule "A" and, therefore, would require an adjustment to the fees set forth in section 6. TechTeam shall notify Price Waterhouse LLP in writing within ten (10) business days after receipt of Price Waterhouse LLP's request if the change is material and shall provide a quote of the fee adjustment associated with implementing the change. If Price Waterhouse LLP does not receive such notice with ten (10) working days, the requested change shall not be considered material and shall be implemented by TechTeam with written notice to Price Waterhouse LLP and TechTeam shall implement a material change only if both parties agree and sign a written description of the change in Support Services and its associated fee adjustment. Such a writing shall become an integral part of this agreement and shall be bound by all the terms then enforce of this agreement.

3.     TERMS OF AGREEMENT

3.01 Initial Term. The initial term of this Agreement shall commence upon the Effective Date and shall continue for a period of one (1) year subject to
       Section 11.

3.02 Renewal Terms. Upon expiration of the initial term of this Agreement, this Agreement shall automatically be extended for a renewal term of one (1) year, subject to Section 11, unless either Price Waterhouse LLP or TechTeam gives the other written notice of intent not to renew at least ninety (90) days prior to the end of the initial term. Thereafter, upon expiration of a renewal term, this Agreement shall automatically be extended for a subsequent renewal term of one (1) year, subject to Section 11, unless either Price Waterhouse LLP or TechTeam gives the other written notice of intent not to renew at least ninety (90) days prior to the end of the then current renewal term.


4.      RESPONSIBILITIES OF TECHTEAM

4.01 TechTeam Staff. TechTeam shall assign adequate staff to effectively manage the call volumes defined in Schedule "A" and to the Service Level Goals, therein. TechTeam will ensure that all staff have adequate telephone skills and are given proper telephone and technical training before they provide the Support Services for the Products.

4.02 Appointment of Representative. TechTeam agrees to assign a Project Leader to act as a point of contact for the Support Services. The Project Leader will receive updated information from Price Waterhouse LLP and will pass this information to all employees of TechTeam who perform Support Services for Price Waterhouse LLP.

4.03 Standards. TechTeam shall provide the Support Services in accordance with the performance standards described in Schedule "A". TechTeam will provide Price Waterhouse LLP, at no cost, with remote access dial-in so that Price Waterhouse LLP can listen to TechTeam agents performing the Support Services. This monitoring of calls will take place at Price Waterhouse LLP's discretion. Price Waterhouse LLP agrees to use the current Call Monitoring Evaluation Form, see Exhibit "2" and to assure that Price Waterhouse LLP's representative will have sufficient knowledge in the appropriate use and approved designation access codes of such form. TechTeam will provide instructions for use. In the event that Price Waterhouse LLP identifies a problem with any service provided by TechTeam or its agents, TechTeam shall promptly respond to Price Waterhouse LLP and resolve the problem.

4.04 Reports. Techteam agrees to maintain complete and accurate records relating to the Support Services. Techteam shall report to Price Waterhouse LLP as set out in Schedule "A" hereto.

4.05 Continuous Improvements. TechTeam agrees to use its best efforts to continuously improve its performance of its obligations under this Agreement. Such efforts shall include improving training provided to support agents and reducing the waiting period of callers.

4.06 Communications. TechTeam will implement the communications as described in Exhibit "3". Any changes to the communication technology described in Exhibit "3" could constitute a change in scope and result in additional fees to Price Waterhouse LLP. TechTeam will not implement any changes in communications without prior written approval from Price Waterhouse LLP.

4.07 Help Desk Personnel TechTeam agrees that in the event any Price Waterhouse LLP personnel assigned to the Support Services expresses the desire to pursue employment opportunities with TechTeam, TechTeam shall provide those Price Waterhouse LLP personnel with the same degree of consideration for employment as provided to other applications as part of the its normal recruitment and employment practices.


5.      RESPONSIBILITIES OF PRICE WATERHOUSE LLP

5.01 Support Materials. Price Waterhouse LLP will, at Price Waterhouse LLP discretion, provide TechTeam with all information and data that is normally and publicly available for products as set forth in Schedule "A" and Products pursuant to Schedule "A" relevant to TechTeam's provision of Support Services throughout the term of this Agreement.

5.02 Products. Price Waterhouse LLP will, at Price Waterhouse LLP discretion, provide TechTeam with those Products for use by TechTeam's support agents for which TechTeam supplies support as set forth in Schedule "A". Price Waterhouse LLP agrees to make reasonable efforts to be Software Publishers Association compliant with all rules and regulations for Software and Hardware (if necessary) that is provided to TechTeam.


6.      PAYMENTS

6.01 Support Services. In consideration of the performance by TechTeam of the Support Services, Price Waterhouse LLP shall pay to TechTeam a fee
        for Support Services as set forth in Schedule "A".   TechTeam will
        invoice Price Waterhouse LLP monthly at the end of each month and Price Waterhouse LLP shall pay such invoices net 30 days from receipt.

6.02 Adjustments to Support Services Fees. Fees for Support Services may be reviewed quarterly by the parties to determine if Price Waterhouse LLP's use of TechTeam Support Services has changed in scope from the definition set forth in Schedule "A". Any resulting change in the fee shall be effective on the first day of the calendar month following the review, upon written agreement by Price Waterhouse LLP and TechTeam.

6.03 Communications Costs. Price Waterhouse LLP shall be responsible to pay for all (inbound 800#, MCI enhanced 800 services, in/outbound MCI long distance local and interlatta for all calling performed from the help desk for both voice and modem communications) necessary monthly usage and circuit costs required for TechTeam to provide the Support Services.

        In the event that TechTeam should identify communication services for which are to be charged to Price Waterhouse LLP, TechTeam will inform Price Waterhouse LLP in writing as to the nature and extent of those charges prior to invoicing Price Waterhouse LLP for these communication services.

7.      CONFIDENTIALITY

7.01 Proprietary Information. In the normal course of doing business, the employees of Price Waterhouse LLP have access to documentation and information (materials) that are proprietary either to Price Waterhouse LLP, to the clients of Price Waterhouse LLP or to the vendors and suppliers of Price Waterhouse LLP even though such materials may not be officially classified and designated as proprietary. As a routine matter of course, the employees of Price Waterhouse LLP are indoctrinated to treat all materials as proprietary either to Price Waterhouse LLP, to the clients of Price Waterhouse LLP, or to the vendors and suppliers of Price Waterhouse LLP. The employees of TechTeam may,in the course of providing support services to Price Waterhouse LLP, come in contact with such materials. As a routine matter of course, all employees of TechTeam, who may in the course of providing support services to Price Waterhouse LLP have access to such materials, will be indoctrinated to treat all such materials as proprietary either to Price Waterhouse LLP, to the clients of Price Waterhouse LLP, or to the vendors and suppliers of Price Waterhouse LLP. All such proprietary or confidential information (collectively, "Proprietary Information") shall be treated confidentially by the receiving party and its employees and shall not be disclosed by the receiving party without the disclosing party's prior written consent. Proprietary Information shall include (but is not limited to) the names, addresses and telephone information of Price Waterhouse LLP's clients as well as all technical information and documentation not generally available to end users which Price Waterhouse LLP provides to TechTeam hereunder.

7.02 Treatment or Proprietary Information. The receiving party shall not duplicate all or any part of the disclosing party's Proprietary Information, except in accordance with the terms and conditions of this Agreement. Each party shall have an appropriate agreement with each of its employees and agents having access to the other party's Proprietary Information sufficient to enable that party to comply with all terms of this Agreement. TechTeam shall require its employees and agents providing Support services to sign the Nondisclosure Agreement set forth in Exhibit "4". Each party agrees to protect the other's Proprietary Information with the same standard of care and procedures which it uses to protect its own trade secrets and confidential or Proprietary Information of like importance and, in any event, shall adopt or maintain reasonable procedures to protect such Proprietary Information.

7.03 Further Treatment of Proprietary Information. Each party agrees to hold all Proprietary Information of the other party in trust and confidence for the other party and not use the same other than as expressly authorized under this Agreement. The receiving party agrees not to disclose any such proprietary information without the prior written consent of the disclosing party, to anyone other than the receiving party's employees who have a need to know same to carry out the rights granted hereunder or to agents, or contractors who have a need to know same to carry out the rights granted hereunder or to agents, or contractors who have a need to know same to carry out the rights granted hereunder and with whom the receiving party has a valid non-disclosure agreement, or as required under any applicable law or regulation.

7.04 Exceptions Any obligation in the confidentially provisions of Section 7 does not apply to any information which:

        a) is or becomes known publicly through no fault of the receiving party;
        b) is already known to the receiving party, except as listed or specified in writing by the receiving party as being the subject of previous discussions between the disclosing party and the receiving party regarding proprietary information, and is so agreed by both parties.

7.05 Equitable Relief. In recognition of the unique and proprietary nature of the information disclosed by each party, it is agreed that each party's remedy for breach by the other party of its obligations under this Section 7 shall be inadequate and the disclosing party shall, in the event of such breach, be entitled to equitable relief, including without limitation, injunctive relief and specific performance, in addition to any other remedies provided hereunder or available at law.

7.06 Survival. The provisions of this Section 7 shall survive any expiration or termination of this Agreement pursuant to Section 11.

8.      DATA RIGHTS

8.01 Price Waterhouse LLP's Proprietary Information and Software. Price Waterhouse LLP shall retain all rights, title and interest in and to all Price Waterhouse LLP Proprietary Information and all software developed by, owned by, and licensed by Price Waterhouse LLP and delivered to TechTeam under this Agreement in conjunction with TechTeam's provision of Support Services.

8.02 TechTeam Proprietary Information and Software. TechTeam shall retain all rights, title and interest in and to all TechTeam Proprietary Information and all software developed by TechTeam prior to the Effective Date and used to provide Support Services for Price Waterhouse LLP under this Agreement.

8.03 Assignment Developments. TechTeam hereby assigns to Price Waterhouse LLP all rights, title and interest in, including all intellectual property rights, to any and all reports, designs specifications and other materials developed under this Agreement regarding Products, whether prepared by Price Waterhouse LLP or TechTeam, during the course of or as a result of this Agreement. TechTeam hereby assigns to Price Waterhouse LLP all rights, title and interest, including all intellectual proprietary rights, to any modification, enhancement, solution, improvement, invention or work-around relating to Price Waterhouse LLP Products, whether or not patentable, conceived in or made in the course of or as a result of TechTeam's performance under this Agreement. TechTeam shall cooperate fully with Price Watherhouse LLP's efforts to obtain patent or copyright protection for any such developments.

8.04 Use of Other Party's Proprietary Information Intellectual Property and Software. Except as expressly set forth in this Agreement, neither party grants the other party any right, title or interest in its intellectual property, technology or Proprietary Information. Except as specifically provided by this Agreement, neither party shall execute, use, copy or modify the technology, intellectual property or Proprietary Information of the other party or take any action inconsistent with the other party's intellectual property rights. Neither party shall decompile, reverse assemble or reverse engineer the other party's technology, intellectual property or Proprietary Information.

8.05 Survival. The provisions of this Section 8 shall survive any termination of this Agreement pursuant to Section 11.


9.      WARRANTIES AND OTHER REPRESENTATIONS

        TechTeam warrants and represents to Price Waterhouse LLP that it shall perform the Support Services in a professional manner in accordance with generally accepted industry practice using only properly trained and competent personnel. TechTeam further warrants that the Support Services shall be provided in a manner that meets or exceeds the performance criteria set forth in Schedule "A".

        Except for any express warranties specifically provided in this agreement, TechTeam makes no other warranties, either expressed or implied, as to any matter whatsoever, including, without limitation, warranties as to merchantability and fitness for a particular purpose.

10.     INDEMNITY

10.01 Indemnification by TechTeam. TechTeam agrees to indemnify and save Price Waterhouse LLP from and against any and all claims, demands, costs and liabilities, (including all reasonable legal and attorney fees and expenses) of any kind whatsoever, arising directly or indirectly out of TechTeam's performance under this Agreement. Price Waterhouse LLP agrees to promptly notify TechTeam if any such claims arise and offer TechTeam reasonable assistance and information necessary in responding to and defending against any such claims.

10.02 Indemnification by Price Waterhouse LLP. If notified in writing of any such action (and all prior related claims) brought against TechTeam alleging that TechTeam's use of the Product or any other materials provided to TechTeam by Price Waterhouse LLP hereunder infringes any valid United States patent or copyright, Price Waterhouse LLP will defend that action at its expense and will pay the costs and damages awarded against TechTeam in the action, provided: a) that Price Waterhouse LLP shall have sole control of the defense of any such action and all negotiations for its settlement or compromise; b) that TechTeam, and where applicable, those for whom TechTeam is in law responsible, cooperate fully with Price Waterhouse LLP in its defense of the action; and c) Price Waterhouse LLP shall not, except with the consent of TechTeam, consent to entry of any judgement or enter into any settlement which does not include as an unconditional term thereof the complete release from liability of TechTeam.

10.03 Limitation of Liability. Neither price Waterhouse LLP or TechTeam shall be liable to the other for incidental, consequential, exemplary, indirect or special damages of any kind including, without limitation, loss of profits, savings, revenue, or other commercial loss or the claims of third parties including end users whether or not advised of the possibility of such loss, however caused and on any theory of liability, arising out of this Agreement or the relationship of Price Waterhouse LLP and TechTeam.

        The liability of Price Waterhouse LLP with respect to any matter arising under this agreement shall be limited to the assets of the Price Waterhouse LLP partnership and no individual partner or principal shall be liable.


11.     TERMINATION

11.01 Termination. This Agreement will terminate in the event of any of the following:

        11.01.1 On the thirtieth (30) day after one party gives the other written notice of breach by the other of any material term or condition of this Agreement unless the breach is remedied before that day;

        11.01.2 Written notice of termination by Price Waterhouse LLP effective immediately, if TechTeam shall cease to carry on the business of providing the Support Services;

        11.01.3 Written notice of termination by one party effective immediately, after a receiver has been appointed in respect for the whole or a substantial part of the other's assets or a petition in bankruptcy or for liquidation is filled by or against that other or if the other has been dissolved or liquidated or its insolvent;

        11.01.4 Written notice of termination of one party, effective immediately, to the effect that either party has breached its obligations under Section 7 or Section 8;

        11.01.5 Upon the expiration of one hundred eighty (180) days following receipt by either party of a notice, from the other, terminating this Agreement for convenience.


11.02 Effect of Termination. In the event of termination and effective on the date of execution of termination:

        11.02.1 TechTeam shall immediately cease to perform the Support
                Services;

        11.02.2 TechTeam shall, at Price Waterhouse LLP's written notification and option, destroy and certify that it has destroyed all existing copies of all materials relating to the Support Services, other than the Product, within its possession or control, or deliver up all such materials and certify that TechTeam has done so.

        11.02.3 Price Waterhouse LLP shall perform all undisputed payment obligations to TechTeam within thirty (30) days of receipt by Price Waterhouse LLP of the final report of TechTeam in respect of the Support Services.

        11.02.4 TechTeam shall assist Price Waterhouse LLP in the transition associated with the termination of this Agreement. Such assistance shall include prompt transfer of all Price Waterhouse LLP related material, Products and collateral to a new service provider of Price Waterhouse LLP, including Price Waterhouse LLP as the designated self service provider, as specified by Price Waterhouse LLP.



12.     DISCLOSURE

12.01 Each Party agrees not to issue any press releases or otherwise disclose the terms and conditions or existence of this agreement without prior written consent of the other.



13.     MISCELLANEOUS

13.01 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior statements, representations, discussion, negotiations and agreements, both oral and written.

13.02 Amendment or Waiver. This Agreement may not be amended or modified except in writing signed by authorized officers of both parties.

13.03 Illegal or Unenforceable Provisions. In the event that any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, this Agreement shall nevertheless remain in full force and effect, and such term or provision shall be deemed severed.

13.04 Independent Contractors. The parties to this Agreement are independent contractors. No relationship of principal to agent, master to servant, employer to employee or franchisor to franchisee is established hereby between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

13.05 No Waiver. Neither of the party's rights to enforce provision of this Agreement shall be affected by any prior course of dealing, waiver, delay, omission or forbearance.

13.06 Assignment. This Agreement and the rights granted hereunder shall not be assigned, encumbered by security interest or otherwise transferred by TechTeam without the prior written consent of Price Waterhouse LLP. Price Waterhouse LLP may assign this

        Agreement at any time upon notice to this effect to TechTeam.

13.07 Notices. Any notice or communication to the parties shall be sent to the following address:

        National TechTeam, Inc.
        27345 W. Eleven Mile Rd.
        Southfield, MI  48034 U.S.A.
        Attention:  SENIOR VICE PRESIDENT - CALL CENTER SERVICES

        810-357-2866 (Telephone)
        810-357-2570 (Facsimile)

        or such other places as they may from time to time specify by notice in writing to the other party. Any such notice or communication shall be in writing, and, unless delivered to a responsible officer of the addressee, shall be given by overnight courier, facsimile or telex and shall be deemed to have been given when such notice should have reached the addressee in the ordinary course.

13.08 Further Assurances. The parties agree to do all such things and to execute such further documents as may reasonably be required to give full effect to this Agreement.

13.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its choice of law rules.

13.10 Jurisdiction. Any dispute arising out of this Agreement shall exclusively be brought in, and each of the parties consent to personal and exclusive jurisdiction of and venue in, the state and federal courts with Wayne County, Michigan

        IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date first above and written.


        PRICE WATERHOUSE LLP                    NATIONAL TECHTEAM, INC.

        By:                                     By:
           ----------------------------              ---------------------------

        Name:                                   Name
                -----------------------               ----------------------
                  (Print or Type)                       (Print or Type)

        Title:                                  Title:
                ------------------------                -----------------------

        Date:                           Date:
            ----------------------------     ---------------------------

                                   Schedule A
                           (Services to be Performed)


1.   Nature of Services

1.1 TechTeam will provide the following telephone-based computer technical support services to Price Waterhouse LLP:

        - Fundamental and Intermediate support as defined on Page 2 of the TechTeam response to Request for Proposal until such time as Price Waterhouse LLP shall provide one or more formal written requests to TechTeam upon which basis TechTeam will expand, reduce or cancel these support services.

        - Master Service Support to be provided at a rate of $19.00 per incident until such time as Price Waterhouse LLP shall provide one or more formal written requests to TechTeam upon which basis Master Support is to be defined, expanded, reduced or canceled, and the cost of delivery of said support shall be determined or adjusted by TechTeam.

        - All other services to be provided consistent with the terms of the TechTeam response to the Price Waterhouse LLP Request for Proposal.

2.   Hours of Operation

2.1 TechTeam will provide 24 hours a day, 7 days a week support for Price Waterhouse LLP employees and authorized temporary employees and sub-contractors.

2.2 TechTeam will provide "core hour" service for the hours of 6:00 AM EST to 12 Mid EST Monday through Friday inclusive in the per technician per day rate service.

2.3 TechTeam will provide service for all other hours on a per incident basis (currently $19.00 per incident unlimited duration).

2.4 These hours of coverage at these rates will prevail until Price Waterhouse LLP and TechTeam shall mutually agree in writing to change the basis of service coverage and charges.

3.  Authorized Callers

3.1 Price Waterhouse LLP has chosen to service everyone who calls the help desk. Authorized Callers who are not in the database will be serviced and then reported to Price Waterhouse LLP on an exception report. Price Waterhouse LLP reserves the right to change the description of Authorized Callers in the future.


4.  Call Volume

4.1 TechTeam and Price Waterhouse LLP assume that each employee will call an average of nine (9) times per year. TechTeam and Price Waterhouse LLP also assume that each incident will be an average of 13 minutes.

5.  Call Procedure

5.1 Authorized callers of the Price Waterhouse LLP help desk call dedicated telephone number(s) established by Price Waterhouse LLP.
        The TechTeam technician will determine the nature of the call. If the TechTeam technician can solve the call according to the scope in section 1.1, the technician will do so. If the technician determines the call needs to be dispatched to a site technician, they will do so according to the procedure manual.

6.  Call Answer Procedures

6.1 Upon connection with the telephone support system, the caller will be greeted by a TechTeam technician. If the call volume prevents an TechTeam technician from answering the call, the caller will be greeted with a recorded voice welcoming the caller to customer support. The caller will then enter a queue for the next available TechTeam technician. Callers will also be given the option to leave a voice mail message if they chose not to wait on hold for a technician. TechTeam will respond to voice mail messages in no more then two hours.

        Each technician will greet the caller with "Thank you for calling the TSS help desk". Price Waterhouse LLP will provide TechTeam with detailed call response procedures prior to the commencement of service hereunder. All recorded messages utilized by TechTeam in the provision of services hereunder shall be approved in writing by Price Waterhouse LLP prior to their use.

6.2 Price Waterhouse LLP authorized callers will also have the option to send electronic mail to a help desk mail box. TechTeam will respond to the mail in the mail box in no more then two hours.

        Price Waterhouse LLP and TechTeam mutually agree that call answering procedures may need to changed on occasion. Both parties will mutually agree on any procedural changes.

7.  Call Tracking Procedures

7.1     TechTeam will use the TracTeam at TechTeam's location.

7.2 For purposes of this agreement, the average accumulated time per incident is defined as, and contains, the sum of all parts of the incident including the initial contact, subsequent conversations and related call backs, research time and call wrap-up time per problem or question offered by the caller.

7.3 TechTeam and Price Waterhouse LLP will jointly develop an electronic database for the purpose of dispatching and tracking dispatched calls to Price Waterhouse LLP. The database design and usage are to be jointly determined by TechTeam and Price Waterhouse LLP. Price Waterhouse LLP shall not place unreasonable demands upon TechTeam without reasonable compensation to TechTeam as set forth in the TechTeam RFP response. Price Waterhouse LLP agrees to pay TechTeam on a time and materials basis for any development that may fall outside of the scope of the TechTeam RFP. TechTeam will obtain in writing from Price Waterhouse LLP approval before beginning any services which may result in additional charges.

8.  Dispatch Procedures

8.1 Commencing February 28, 1996 TechTeam will begin providing support as described in section 1.1 of this agreement for authorized callers of the Price Waterhouse LLP help desk.

8.2 All fundamental, intermediate, and mastery calls will be retained internally and handled by TechTeam. Calls that do not fall under the definition of fundamental, intermediate or mastery will be dispatched to Price Waterhouse LLP according to the procedure manual. TechTeam will attempt to resolve hardware related calls. If a hardware related call cannot be resolved over the phone by TechTeam, TechTeam will disptach to specified contact at Price Waterhouse LLP for resolution. Price Waterhouse LLP and TechTeam recognize that some callers will demand to be exceptions to the agreed upon procedures.

8.3 Price Waterhouse LLP reserves the right to change its internal contacts or to designate different individuals as the contacts for disptached calls. It is the responsibility of Price Waterhouse LLP to keep TechTeam fully informed of the identity of these contacts.


9.  Service Level Goals

9.1     TechTearn will manage to the following Metrics:

Metric One - Calls To Be Answered

        TechTeam will answer 100% of those calls handled (calls handled = calls offered/received - calls abandoned) which can be answered directly by TechTeam.

        In the event that any such calls are dispatched to Price Waterhouse LLP that are within the scope of TechTeam's support responsibilities and the solution already resides in TechTeam's knowledgebase as described in section 1.1 of this document, Price Waterhouse LLP shall inform TechTeam. In all cases where TechTeam shall subsequently dispatch a call for which the solution already resides in TechTeam's knowledgebase, TechTeam will count and report these calls as "inappropriately dispatched" calls.

In the event that the solution is not in TechTeam's knowledgebase and the solution is not Price Waterhouse LLP specific, TechTeam will add the solution to their knowledgebase within 48 hours. In all cases where TechTeam shall subsequently dispatch a call which is a repeat of a call that is not Price Waterhouse LLP specific and for which Price Waterhouse LLP has informed TechTeam more then 3 business days previously, TechTeam will count and report these calls as "inappropriately dispatched" calls.

In the event that the solution is not in TechTeam's knowledgebase and the knowledge is Price Waterhouse LLP specific, Price Waterhouse LLP will provide to TechTeam the correct solution for such calls. In cases where the call is Price Waterhouse LLP specific, TechTeam will evaluate what steps are necessary to sufficiently inform the agents with the appropriate information (i.e., additional training). TechTeam will then provide Price Waterhouse LLP with a time line of when the agents will be sufficiently prepared to answer the calls. In all cases where TechTeam shall subsequently dispatch a call which is a repeat of a call for which the agents have been sufficiently prepared, TechTeam will count and report these calls as "inappropriately dispatched" calls.

TechTeam reserves the right to perform an audit on all such "inappropriately dispatched" calls to confirm that the conditions set forth herein are met. In the event that the conditions are met, TechTeam shall credit Price Waterhouse LLP at the rate of $19 for all such calls.

Metric Two - Service Level

TechTeam shall manage the staffing of agents such that the service level will be 90% in 120 seconds for the 24 x 7 service. For every call within 90% of the calls handled for a month that is not handled in 120 seconds, TechTeam will credit PW $1 a call.

Example:
500 calls handled for the month
X90%
- ----
450

450 calls should be answered within 120 seconds. If only 400 calls were answered within 120 seconds. 50 calls will be credited back at $1.


Metric Three - Managing Call Response

TechTeam shall manage the staffing agents such that all calls taken each month or some other arbitrary time period greater than one month and agreed upon by Price Waterhouse LLP and TechTeam will be answered with an average speed to answer not to exceed 26 seconds.

Average speed to answer =

Total queue time for queued calls / calls handled

Metric Four - Managing Calls Abandoned

TechTeam will work with Price Waterhouse LLP to manage the staffing level of agents such that no more than 10% of all calls offered/received will abandon unless the average wait to abandon drops below 1 minute. For every call over 10% that abandons, TechTeam will credit PW $3 per call.

Example:
569 calls offered
500 calls handled
=
12% abandonment rate
(69 calls actually abandoned)
569 x 10% = 57 calls that can abandon
69 - 57 = 12 calls will be credited back at $3 per call.


10.   Procedures

10.1
TechTeam will adhere to the following procedures unless Price Waterhouse LLP requests changes in a procedure and informs TechTeam in writing:

Procedure One - Managing Dispatch Calls

TechTeam shall manage the dispatching of all calls to Price Waterhouse LLP by transmitting a predefined Lotus Notes message to the appropriate location(s) in addition to all other notifications set forth based upon the priorities and procedures agreed upon by Price Waterhouse LLP and TechTeam.

Procedure Two - Managing Call Exceptions

For all calls billed to Price Waterhouse LLP at extra cost (those made during non-core hours) name, staff id, work office, assigned office, current telephone number, current location and call description must be collected and reported before reconciliation occurs.

Procedure Three - Reporting

These metrics, and others to be determined will be reported weekly and summarized monthly until one month after all Price Waterhouse LLP offices are launched. Upon the event of one month after all Price Waterhouse LLP offices are launched, these metrics, and others to be determined, will be reported monthly. These metrics shall be organized, summarized and formatted in a form agreed upon by both Price Waterhouse LLP and

TechTeam.

Procedure Four - Capacity Forecasting

Price Waterhouse LLP and TechTeam will work together and have joint responsibility for the development of capacity forecasting (i.e. staffing levels). On a monthly basis, reviewing a historical rolling three month interval immediately proceeding the current month, Price Waterhouse LLP and TechTeam will forecast potential changes in statistics that could affect staffing levels. TechTeam will not adjust capacity without the prior written consent of Price Waterhouse LLP. Any increase or decrease in staffing as a result of capacity forecasting will follow the time of adjustment set forth in Exhibit "1".

The Erlang method staffing model utilized by TechTeam will produce forecasting values with 95% - 98% confidence + or - 5% error given that the input forecasting factors used to produce the results are accurate with at least the same degree of confidence and remain so throughout the forecasted interval.

11. Fees

11.1
Price Waterhouse LLP agrees to pay TechTeam the fee of $301 per technician per day for Fundamental and Intermediate support during the hours of 6:00am and 12:00am Eastern Standard Time, Monday through Friday for those calls that are handled by the Price Waterhouse LLP primary group. Should call volume exceed the capacity of the Price Waterhouse LLP primary group of agents, Price Waterhouse LLP will pay TechTeam $19 per call that is handled by the Multi-Product support group.

Price Waterhouse LLP and TechTeam agree to evaluate a staffing deviation mechanism 120 days after complete roll out of the Support Services to Price Waterhouse LLP. The intended outcome is a mechanism to allow flexibility in the staffing tied to forecast.

Price Waterhouse LLP and TechTeam agree that call volume may require changing the hours that define "core hours", and thereby change when the primary staff is scheduled.

11.2
Outside of the hours of 6:00am and 12:00am Eastern Standard Time, Monday through Friday, Price Waterhouse agrees to pay TechTeam the fee of $19 per incident for Intermediate and Fundamental support.

11.3
Price Waterhouse LLP agrees to pay TechTeam the fee of $19 per incident on the following holidays:

New Year's Day
Easter

Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Christmas Day

11.4
Price Waterhouse LLP agrees to pay TechTeam the fee of $19 per incident for mastery support.

11.5
Price Waterhouse LLP agrees to pay TechTeam the one time fee of $48,000 for start up costs.

12. List of products to be support

TechTeam will provide telephone-based support and routing for the following products:

DOS
1-2-3
Release 3.4a
Release 3. 1 +
Release 2.4
CBT Systems - NetWare 3.x Training
Sept.  '94
CBT systems - NOTES TRAINING
dBASE IV
Versions 2.0
Versions 1.5
Freelance
Release 4.0
IBM DOS
Version 3.x to current version
IBM AntiVirus
Version 2.1B
Paradox
Version 4.5
Version 4.02
Quattro Pro
Version 5.0
Version 4.0
Turbo Tax
WordPerfect
Version 5.1
Netware